PRESS RELEASE

Clorox Reports Q2 Fiscal Year 2022 Results, Updates Outlook

OAKLAND, California, Feb. 3, 2022 — The Clorox Company (NYSE: CLX) today reported results for the second quarter of fiscal year 2022, which ended on Dec. 31, 2021.

Second-Quarter Fiscal Year 2022 Summary

Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2021 unless otherwise stated.

•Net sales declined 8% to $1.7 billion in comparison to a 27% increase in the year-ago quarter, or an increase of 19% on a two-year stack basis. The decline in net sales reflects a 10-point decline in volume and 2 points of favorable price mix. Foreign exchange was flat, and organic sales1 for the quarter declined 8%.

•Gross margin decreased 1240 basis points to 33% from 45% in the year-ago quarter driven primarily by higher manufacturing & logistics and commodity costs.

•Diluted net earnings per share (diluted EPS) declined 72% to $0.56 from $2.03 in the year-ago quarter, primarily driven by lower gross margin and lower net sales.

•Adjusted EPS1 declined 67% to $0.66 and excludes 10 cents related to investments in the company’s long-term strategic digital capabilities and productivity enhancements.

•Year-to-date net cash provided by operations declined 65% to $222 million, compared to $629 million in the year-ago period.

“In the face of a challenging cost environment, we’re executing well on the factors we control. We’re driving cost savings and pricing to mitigate inflationary headwinds, while also continuing to meet strong demand across our portfolio. And we’re keeping an eye on the long-term by investing in innovation, our brands and strategic digital capabilities,” said CEO Linda Rendle.

“Although we expect cost pressures will continue through fiscal year 2022, we’re confident we have the right strategy and are taking the right actions to strengthen our competitive position, build a stronger, more resilient company, and create long-term shareholder value.”

This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

1Organic sales growth/(decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic & Operational Highlights

In the second quarter, the company:

•Grew market share in the majority of its businesses, including a second straight quarter of double-digit share increase for disinfecting wipes, driven by strong demand-building plans and continued progress in restoring supply across its portfolio.
•Achieved record consumer value superiority across its portfolio (75%).
•Accelerated pricing actions on the vast majority of its portfolio, including multiple rounds on select brands, to mitigate rising costs.

•Launched new innovations that support consumer well-being and the company’s ESG commitments. New Clorox® Disinfecting Mists make it easier to disinfect hard and soft surfaces while also providing reusable sprayers and refills that help send less waste to landfill. Additionally, the new Clorox® Multi-Purpose Cleaner concentrate packaging uses 80% less plastic than a typical 16-ounce bottle. And, tapping into scent trends, the company introduced Glad® ForceFlexPlus Cherry Blossom.
•Added Alaska Airlines to its out-of-home, multi-year partnerships. Clorox will supply hand sanitizer and disinfecting wipes for most of the airports where the airline operates and all of its lounges.

Key Segment Results

The following is a summary of key second-quarter results by reportable segment. All comparisons are with the second quarter of fiscal year 2021, unless otherwise stated.

Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)
•Net sales declined 21%, reflecting decreases in all three businesses. The decline was primarily driven by an 18 point-decline in volume from lower shipments in Cleaning and Professional Products and 3 points of unfavorable price mix. On a two-year stack basis, net sales grew 21%.

◦Cleaning sales decreased double digits primarily due to lapping significant demand in the year-ago period related to COVID-19 impacts. Sales were also impacted by unfavorable price mix as assortment and the promotional environment continued to normalize.

◦Professional Products sales decreased double digits primarily due to lower shipments of Clorox® Total 360® as the business lapped peak COVID-driven demand.

◦Vitamins, Minerals and Supplements sales decreased primarily due to lower shipments of noncore brands.

•Segment pretax earnings declined 77% primarily due to lower net sales, higher manufacturing & logistics and commodity costs, partially offset by lower advertising costs.

Household (Bags and Wraps, Grilling, Cat Litter)

•Net sales increased 3%, reflecting increases in two of three businesses, primarily driven by 5 points of favorable price mix and a 2-point decline in volume from lower shipments in Cat Litter. On a two-year stack basis, net sales grew 23%.

◦Bags and Wraps sales increased primarily due to strong consumption supported by innovation and the benefits of pricing.

◦Grilling sales decreased primarily due to lapping significant demand in the year-ago period related to COVID-19 impacts.

◦Cat Litter sales increased primarily due to the benefits of pricing and innovation.

•Segment pretax earnings decreased 83%, primarily due to higher commodity and manufacturing & logistics costs, and partially offset by higher net sales.

Lifestyle (Food, Natural Personal Care, Water Filtration)

•Net sales increased 2%, reflecting increases in two of three businesses, primarily driven by a 1-point increase in volume and 1 point of favorable price mix. On a two-year stack basis, net sales grew 11%.

◦Food sales increased driven primarily by improved supply, strong merchandising and the benefits of pricing.

◦Natural Personal Care sales decreased primarily due to earlier timing of holiday shipments in the first quarter.

◦Water Filtration sales increased primarily driven by expanded distribution and strong merchandising.

•Segment pretax earnings decreased 10%, primarily due to higher commodity and manufacturing & logistics costs, and partially offset by higher net sales.

International (Sales Outside the U.S.)

•Net sales were flat, driven primarily by 8 points of favorable price mix, a 5-point decline in volume and 3 points of unfavorable foreign exchange. Organic sales growth was 3%. On a two-year stack basis, net sales grew 23%.

•Segment pretax earnings decreased 37% primarily due to higher commodity and manufacturing & logistics costs and lower volume, and partially offset by the benefits of pricing.

Fiscal Year 2022 Outlook

The company is updating the following elements of its fiscal year 2022 outlook:

•Net sales decline of 1% to 4% (organic sales decline of 1% to 4%)

◦Reflects a sales decline of 7% in the first half of fiscal year 2022, or an increase of 19% on a two-year stack basis, compared to 27% sales growth in the first half of fiscal year 2021.

◦By the fourth quarter, the company expects sales to return to its long-term sales growth target of 3% to 5%.

•Gross margin decline of about 750 basis points, primarily due to higher than previously anticipated commodity and manufacturing & logistics costs, with the assumption of a return to gross margin expansion in the fourth quarter.

•Diluted EPS between $3.80 and $4.05, or a decrease between 32% and 27%, respectively.

•Adjusted EPS between $4.25 and $4.50, or a decrease between 41% and 38% respectively. The company’s adjusted EPS outlook excludes the long-term strategic investment in digital capabilities and productivity enhancements to provide greater visibility into the underlying operating performance of the business.

•Of the company’s $90 million investment in long-term strategic digital capabilities and productivity enhancements in fiscal year 2022, about $73 million, or $0.45, is expected to flow through to the profit and loss statement, mostly in selling and administrative expenses.

The company is confirming the following elements of its fiscal year 2022 outlook:

•Advertising and sales promotion spending at about 10% of net sales, reflecting the company’s ongoing commitment to invest behind its brands.

•Selling & administrative expenses at about 15% of net sales, reflecting about 1 point of impact from the company’s strategic investments in digital capabilities and productivity enhancements.

•Effective tax rate between 22% and 23%, with the year-over-year increase primarily reflecting the lapping of several one-time benefits in the prior fiscal year.

Clorox Earnings Conference Call Schedule

At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks (in transcript and pre-recorded audio formats) regarding its second quarter fiscal year 2022 results.

At 5 p.m. ET today, the company will host a live Q&A audio webcast with CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.

Links to the live (and archived) webcast, the press release and prepared remarks can be found at Clorox Quarterly Results.

For More Detailed Financial Information

Visit the company’s Quarterly Results for the following:

•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin driver information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share

Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 9,000 employees worldwide and fiscal year 2021 sales of $7.3 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® grilling products; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality CALM™, and NeoCell® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation's New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on the Barron's 2021 100 Most Sustainable Companies list, 2021 Bloomberg Gender-Equality Index, the Human Rights Campaign's 2021 Corporate Equality Index and the 2021 Parity.org Best Places for Women to Advance list, among others. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2021. For more information, visit TheCloroxCompany.com and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on our business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the impact of COVID-19 on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for the company’s products; and on worldwide, regional and local adverse economic conditions, including increased risk of inflation; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues and product shortages as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; risks relating to the significant increase in demand for disinfecting and other products due to the COVID-19 pandemic continuing; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charges relating to the carrying value of the company’s Vitamins, Minerals and Supplements business; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the operations of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, weather events or natural disasters, political instability or uncertainty, disease outbreaks or pandemics, such as COVID-19, and terrorism; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; inflationary pressures, particularly in Argentina; impact of the United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its business strategies; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; the performance of strategic alliances and other business relationships; the company’s ability to attract and retain key personnel; the impact of Environmental, Social, and Governance issues, including those related to climate change and sustainability on our sales, operating costs or reputation; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

•This press release contains non-GAAP financial information related to organic sales growth/(decrease) and adjusted EPS for the second quarter of fiscal year 2022, and organic sales growth/(decrease) and adjusted EPS outlook for fiscal year 2022.

•Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.

•Organic sales growth/(decrease) outlook for fiscal year 2022 excludes the impact of foreign currency exchange rate changes, which the company currently expects to have only a limited impact on GAAP net sales growth/(decrease).

•Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual.

•Adjusted EPS is supplemental information that management uses to help evaluate the company's historical and prospective financial performance. Management believes that by adjusting for certain nonrecurring or unusual items, such as significant losses/(gains) related to acquisitions, impairment charges and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three Months Ended December 31, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(21)%	3%	2%	—%	(8)%
Add: Foreign Exchange	—	—	—	3	—
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(21)%	3%	2%	3%	(8)%

	Six Months Ended December 31, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(15)%	(5)%	3%	—%	(7)%
Add: Foreign Exchange	—	—	—	3	—
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(15)%	(5)%	3%	3%	(7)%

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)

	Diluted Earnings Per Share
	Three Months Ended December 31
	2021	2020	% Change

As reported (GAAP)	$0.56	$2.03	(72)%
Digital capabilities and productivity enhancements investment (1)	0.10	—
As adjusted (Non-GAAP)	$0.66	$2.03	(67)%

	Diluted Earnings Per Share
	Six Months Ended December 31
	2021	2020	% Change

As reported (GAAP)	$1.70	$5.25	(68)%
Digital capabilities and productivity enhancements investment (1)	0.17	—
Saudi JV acquisition gain(2)	—	(0.59)
As adjusted (Non-GAAP)	$1.87	$4.66	(60)%

	Full Year 2022 Outlook (Estimated Range)
	Diluted Earnings Per Share
	Low	High

As estimated (GAAP)	$3.80	$4.05
Digital capabilities and productivity enhancements investment (3)	0.45	0.45
As adjusted (Non-GAAP)	$4.25	$4.50

(1) During the three and six months ended December 31, 2021, the company incurred approximately $15 ($12 after tax) and $27 ($21 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment.

(2) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

(3) In FY22, the company expects to incur approximately $73 ($55 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

Media Relations

Simone Strydom, simone.strydom@clorox.com
David Kellis, david.kellis@clorox.com

Investor Relations

Kerry Pohlson, kerry.pohlson@clorox.com
Lisah Burhan, lisah.burhan@clorox.com

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three Months Ended		Six Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Net sales	$1,691	$1,842	$3,497	$3,758
Cost of products sold	1,133	1,005	2,269	2,001
Gross profit	558	837	1,228	1,757

Selling and administrative expenses	241	269	477	507
Advertising costs	167	187	349	366
Research and development costs	34	40	67	72
Interest expense	23	24	48	49
Other (income) expense, net	—	(15)	9	(95)
Earnings before income taxes	93	332	278	858
Income taxes	21	71	63	180
Net earnings	72	261	215	678
Less: Net earnings attributable to noncontrolling interests	3	2	4	4
Net earnings attributable to Clorox	$69	$259	$211	$674

Net earnings per share attributable to Clorox
Basic net earnings per share	$0.56	$2.06	$1.71	$5.34
Diluted net earnings per share	$0.56	$2.03	$1.70	$5.25

Weighted average shares outstanding (in thousands)
Basic	123,064	126,216	123,022	126,281
Diluted	123,910	128,135	123,976	128,457

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	12/31/2021	12/31/2020	% Change(1)	12/31/2021	12/31/2020	% Change(1)
Health and Wellness	$648	$817	(21)%	$56	$247	(77)%
Household	423	411	3%	10	60	(83)%
Lifestyle	324	317	2%	80	89	(10)%
International	296	297	—	19	30	(37)%
Corporate	—	—	—	(72)	(94)	(23)%
Total	$1,691	$1,842	(8)%	$93	$332	(72)%

	Net sales			Earnings (losses) before income taxes
	Six Months Ended			Six Months Ended
	12/31/2021	12/31/2020	% Change(1)	12/31/2021	12/31/2020	% Change(1)
Health and Wellness	$1,393	$1,630	(15)%	$161	$498	(68)%
Household	865	911	(5)%	46	169	(73)%
Lifestyle	655	635	3%	173	191	(9)%
International (2)	584	582	—	49	154	(68)%
Corporate	—	—	—	(151)	(154)	(2)%
Total	$3,497	$3,758	(7)%	$278	$858	(68)%

(1) Percentages based on rounded numbers.
(2) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the six months ended December 31, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

Condensed Consolidated Balance Sheets
Dollars in millions
	12/31/2021	6/30/2021	12/31/2020
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$192	$319	$732
Receivables, net	569	604	616
Inventories, net	818	752	609
Prepaid expenses and other current assets	162	154	146
Total current assets	1,741	1,829	2,103
Property, plant and equipment, net	1,298	1,302	1,221
Operating lease right-of-use assets	310	332	322
Goodwill	1,565	1,575	1,803
Trademarks, net	690	693	788
Other intangible assets, net	210	225	261
Other assets	376	378	357
Total assets	$6,190	$6,334	$6,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$383	$—	$—
Current maturities of long-term debt	600	300	300
Current operating lease liabilities	73	81	61
Accounts payable and accrued liabilities	1,540	1,675	1,377
Total current liabilities	2,596	2,056	1,738
Long-term debt	1,886	2,484	2,483
Long-term operating lease liabilities	286	301	313
Other liabilities	861	834	813
Deferred income taxes	70	67	128
Total liabilities	5,699	5,742	5,475

Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,180	1,186	1,176
Retained earnings	949	1,036	1,302
Treasury stock	(1,373)	(1,396)	(850)
Accumulated other comprehensive net (loss) income	(574)	(546)	(575)
Total Clorox stockholders’ equity	313	411	1,184
Noncontrolling interests	178	181	196
Total stockholders’ equity	491	592	1,380
Total liabilities and stockholders’ equity	$6,190	$6,334	$6,855